PGIM Investments LLC

655 Broad Street, 17th Floor

Newark, New Jersey 07102

September 1, 2017

The Board of Trustees

Prudential Investment Portfolios 12

655 Broad Street, 17th Floor

Newark, New Jersey 07102

Re: Prudential QMA Large-Cap Core Equity PLUS Fund

To the Board of Trustees:

PGIM Investments has contractually agreed, through July 31, 2019, to limit Total annual Fund operating expenses after fee waivers and/or reimbursements to 1.20% of average daily net assets for Class A shares, 1.95% of average daily net assets for Class C shares, 0.95% of average daily net assets for Class Q shares, and 0.95% of average daily net assets for Class Z shares. This contractual waiver excludes interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales.

Very truly yours,

PGIM INVESTMENTS LLC
By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President